UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 29, 2015

FMSA HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36670	34-1831554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8834 Mayfield Road, Chesterland, Ohio	44026
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 255-7263

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Directors

On January 29, 2015, the Board of Directors (the “Board”) of FMSA Holdings Inc. (the “Company”) increased the size of the Board from seven to nine directors, and appointed Stephen J. Hadden and Michael C. Kearney to fill the two vacancies created thereby, effective immediately. Mr. Hadden will serve as a director in Class II of the Board for an initial term ending at the Company’s 2016 Annual Meeting of Stockholders, while Mr. Kearney will serve as a director in Class I of the Board for an initial term ending at the Company’s 2015 Annual Meeting of Stockholders, at which time he will stand for re-election to the Board by the Company’s stockholders. Mr. Kearney has been appointed to the Board’s Audit Committee, and Mr. Hadden has been appointed to the Board’s Compensation Committee.

Michael C. Kearney

Mr. Kearney has been a supervisory director of Core Laboratories N.V. (“Core Laboratories”) since 2004, and has served as the chairman of its audit committee since that time. Core Laboratories, a Dutch company with global operations, is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services. Mr. Kearney is also the Lead Director of Frank’s International N.V. (“Frank’s International”) Board of Supervisory Directors, and has served as chairman of its audit committee since 2013 and joined its compensation committee in 2014. Frank’s International, a Dutch company, specializes in supplying engineered tubular services for the oil and gas industry on a global basis.

Mr. Kearney formerly served as President and Chief Executive Officer of DeepFlex Inc. (“DeepFlex”) from September 2009 until June 2013, and served as DeepFlex’s Chief Financial Officer from January 2008 until September 2009. From 2004 to 2007, Mr. Kearney served as Executive Vice President and Chief Financial Officer of Tesco Corporation, a Canadian based oil service company. From 1998 until 2004, Mr. Kearney served as the Chief Financial Officer and Vice President - Administration of Hydril Company, a manufacturer of products for petroleum drilling and production. Mr. Kearney has a Master of Science degree in Accountancy and a Bachelor of Business Administration degree in Finance.

Stephen J. Hadden

Mr. Hadden has over 35 years of experience in the oil and gas industry, having served in various management roles for Texaco Inc., now Chevron Corporation, and more recently as Executive Vice President of Worldwide Exploration and Production for Devon Energy Corporation from 2004 until 2009. Mr. Hadden is currently a director of LINN Energy, and serves on its nominating, compensation, and audit committees. Previously, Mr. Hadden was a director with Berry Petroleum Company from February 2011 (until its merger with LINN Energy). Mr. Hadden also served with the following entities: The Advisory Board of the Society of Petroleum Engineers, the Upstream Committee of the American Petroleum Institute, and the Western States Petroleum Association. He has a Bachelor of Science degree in Chemical Engineering.

In connection with their appointment as directors, the Company entered into an Indemnification Agreement (the “Indemnification Agreement”) with each of Messrs. Hadden and Kearney, effective as of January 30, 2015. The Indemnification Agreement is substantially the same as the indemnification agreements the Company has entered into with each of its other directors. The form of Indemnification Agreement between the Company and each of its directors was filed as Exhibit 10.7 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on September 18, 2014, and is incorporated herein by reference.

As a non-employee director, each of Messrs. Hadden and Kearney will be entitled to compensation in the same manner as the Company’s other non-employee directors. For a description of the compensation paid by the Company to non-employee directors, see the Company’s prospectus related to its initial public offering filed with the SEC on October 2, 2014. The annual retainer for Messrs. Hadden and Kearney will equal $125,000. Half of such annual retainer will be paid in cash, while the other half will be delivered through an annual grant of a number of restricted stock units having a grant date fair value equal to approximately $62,500.

There are no family relationships among any of our directors. There are no arrangements or understandings between either of Messrs. Hadden or Kearney pursuant to which they were selected to serve as directors. Neither of Messrs. Hadden or Kearney has had an interest in any transaction since the beginning of the Company’s last fiscal year, or in any currently proposed transaction, that requires disclosure pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On February 2, 2015, the Company issued a press release announcing the appointment of Messrs. Hadden and Kearney to the Company’s Board. A copy of the press release is attached hereto as Exhibit 99.1 and furnished herewith.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Form of Indemnification Agreement entered into by and between the Company and each of its directors, which is incorporated herein by reference to Exhibit 10.7 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 18, 2014 (File No. 333-198322).

99.1	Press Release of the Company, dated February 2, 2015, announcing the appointment of Messrs. Hadden and Kearney to the Company’s Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FMSA HOLDINGS INC.

By:	/s/ David J. Crandall
David J. Crandall
Vice President, General Counsel and Secretary

Date: February 2, 2015

Exhibit Index

Exhibit Number	Description

10.1	Form of Indemnification Agreement entered into by and between the Company and each of its directors, which is incorporated herein by reference to Exhibit 10.7 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 18, 2014 (File No. 333-198322).

99.1	Press Release of the Company, dated February 2, 2015, announcing the appointment of Messrs. Hadden and Kearney to the Company’s Board.